Exhibit 21 Subsidiaries of Registrant

The registrant owns, directly or indirectly, 100% of the capital stock or similar ownership interests of the following subsidiaries:

GRETACODER Data Systems AG (a Switzerland corporation)
Pijnenburg Securealink USA, Inc. (a California corporation)
Cylink Corporation (a California corporation)
SafeNet UK Limited (United Kingdom)
SafeNet Consultancy Ltd. (United Kingdom)
Caro-Kann Corporation (a California corporation)
SafeNet B.V. (The Netherlands)
SafeNet Pte Ltd. (Singapore)
Cylink International Corp. (Cayman Islands)
Cylink Communiations B.V. (The Netherlands)
Cylink SARL (France)
Pijnenburg Securalink, Inc. (a Delaware corporation)
Raqia Acquisition Corp. (a Delaware corporation)
Ravens Acquisition Corp. (a Delaware corporation)
SFNT Finland OY (Republic of Finland)
SafeNet Japan K.K. (Japan)